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                                                                     EXHIBIT 5.1

                [ECHOSTAR COMMUNICATIONS CORPORATION LETTERHEAD]



                                  July 9, 1996


EchoStar Communications Corporation
90 Inverness Circle East
Englewood, Colorado 80112

Gentlemen:

     I am the Senior Vice President, General Counsel and Secretary of EchoStar Communications Corporation (the "Company") and have acted on behalf of the Company in connection with the registration under the Securities Act of 1933 (the "Act") on the Company's Form S-4 Registration Statement (the "Registration Statement") of 658,000 shares of the Company's Class A Common Stock, $0.01 Par Value (the "Shares").

     I have examined the Certificate of Incorporation, the Bylaws and the Minutes of the Board of Directors and the Stockholders of the Company, the applicable laws of the State of Nevada and a copy of the Registration Statement.

     Based on the foregoing, and having regard for such legal considerations as we deem relevant, I am of the opinion that the Company is authorized to issue and to sell the Shares; and the Shares, when issued will be fully paid and nonassessable.

     I hereby consent to the use of this opinion as a part of the Registration Statement.

                                      Very truly yours,

                                      /s/ David K. Moskowitz

                                      David K. Moskowitz
                                      Senior Vice President, General Counsel and
                                      Secretary